Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Tel 425 882 8080
Fax 425 936 7329
http://www.microsoft.com/

Microsoft

January 30th, 2007

Dear Microsoft Authorized Education Reseller,

Congratulations and welcome. You have been accepted into the Microsoft Education Reseller (AER) program for 2007. Enclosed you will find your new Authorized Education Reseller Certificate. Please note that the number no longer changes with the year.

I would like to introduce you to the AER program support team and identify a variety of online resources available to you:

Ms. Vickie Estes is your customer service representative and program administrator for the AER program. She and her team administer the AER site, ensure that your information is accurate and up to date. Vickie facilitates the AER application process for new AERs and monitors the email alias on a continual basis. She welcomes your questions and communications at msaerp@microsoft.com.

We also want to make you aware of the variety of online resources available to you:

- ✓ http://members.microsoft.com/aerprogram - The secure website exclusively for Authorized Education Resellers. At this site, you can update your contact information and access a wide range of sales resources, AER program information, and other material specific to AER members. The MS 2007 AER logo is also located here
- ✓ http://www.microsoft.com/publicsector/ - The Microsoft Public Sector Partner site contains information on Education as well as Federal, State, and Local government. On this site you can access a list of Microsoft Government Partners. **Be sure to sign up for the for the Public Sector newsletter.**
- ✓ http://www.microsoft.com/education/ - This is a great place to take customers for specific Education program information. On this site you can find information such as the "official" definition of an eligible education customer (http://www.microsoft.com/education/Eligible.aspx) as well as resources that your client's can use in the classroom or for their own professional development (http://www.microsoft.com/education/InstructionalResources.aspx).
- ✓ (http://www.microsoft.com/education/AERFind.aspx). This tool is available to our customers to find AERs in their geographic area. You are automatically entered into the database with your enrollment in the program.
- ✓ https://partner.microsoft.com/ - The Microsoft Partner Program site is a comprehensive site with a variety of resources for Microsoft Partners. For specific questions or assistance, you can also contact the Resource Center at (800)765-7768 or mspp-na@microsoft.com.

As always, your comments are important to us and I encourage you to contact us at msaerp@microsoft.com or via phone 1-800-895-4212 with suggestions or concerns.

Marjorie Givarz
Channel Operations Manager, Microsoft Corporation

Microsoft
Authorized Education Reseller
2007

Please read the Agreement below carefully which will not take effect until after you accept (on behalf of your organization ('You')).

1. Definitions. The following words and phrases capitalized in this Agreement shall have the meanings as provided here --

a. **Academic Edition Product** (AE Product) means Microsoft products including software licenses designated as 'Academic' in the Microsoft's AE Product list maintained at http://members.microsoft.com/aerprogram or such other location as Microsoft may designate. AE Product includes both volume licensing product and full packaged product. Microsoft may, in Microsoft's sole discretion, periodically modify Microsoft's AE Product list with notification to Microsoft's authorized AE Product distributors.

b. **Authorized Education Reseller** (AER) means a Microsoft-authorized reseller of AE Product as provided for in this Agreement.

c. **Affiliate** means any entity that directly or indirectly is in Control of, is Controlled by, or is under common Control with You; "Control" and "Controlled" mean the power, directly or indirectly, to direct, or to cause the direction of, the management and policies of an entity, whether through ownership of voting securities or equity interests, through common directors, trustees or officers, by contract or otherwise.

d. **Campus Reseller** (or Campus Reseller AER) means the type of AER which is a unit of, or officially recognized or appointed by, an accredited (by nationally recognized organization) institution of higher education as a college or university bookstore or similar entity as evidenced by a letter from such institution, and which is also designated and appointed as a Campus Reseller AER.

e. **Logo** means the logo as set forth with the branding specifications at **Schedule A: AER Logo ('Logo') and Branding Specifications.**

f. **Organization Profile** means the profile of the AER or Campus Reseller as appropriate (e.g., name, contacts, contact information, affiliates, etc.) as laid out on the Web at the AER's or Campus Reseller's unique URL.

g. **Qualified Educational User** (QEU) has the meaning found in Microsoft's QEU Definition, a copy of which is maintained at http://www.microsoft.com/Education/Eligible.aspx or such other location as Microsoft may designate. Microsoft may, in Microsoft's sole discretion, periodically modify Microsoft's QEU Definition with 30 days prior notice.

h. **Term** the period from the date of acceptance of this Agreement to December 31st of the same year provided the date of acceptance occurs during the months January through October; else if the date of acceptance occurs during the months November through December, it means the period from the date of acceptance of this Agreement to December 31st of the next year.

i. **Territory** means the area within the geographic boundaries of the 50 United States and the District of Columbia, excluding all territories, possessions and protectorates. This Territory definition does not prohibit QEU use of AE Product outside of the Territory.

j. **You** means your organization that Microsoft has identified with this Agreement.

2. Appointment. Microsoft hereby appoints You as a non-exclusive Authorized Education Reseller (AER) in the Territory for the Term. You are authorized to obtain Academic Edition Products (AE Products) only from Microsoft's authorized AE Product distributors. Nothing in this Agreement will be deemed to create or constitute a partnership, joint venture, franchise, agency, or contract of employment between Microsoft and You, or to otherwise grant either party any authority to assume or to create any obligation on behalf of or in the name of the other.

3. QEUs. You are authorized to distribute AE Product only to Qualified Educational Users (QEUs) for their end use but not for such QEUs to resell. You shall not distribute more than one (1) copy of each AE Full Packaged Product to any individual end user in any twelve (12) month period. You shall comply with all other requirements concerning the distribution of AE Product that may be established by Microsoft as part of the AER program from time to time.

You are fully responsible for validating QEU eligibility prior to any distribution of AE Product. QEU status validation must be via either (a) a valid academic purchase order or (b) proof of qualifying enrollment or employment in the case of distribution to QEUs who either are students enrolled at an educational institution or are faculty or staff employed by an educational institution. Proof of qualifying enrollment or employment must be by an original or copy of either a current identification card from the educational institution or other official document (or electronic confirmation) from the educational institution verifying that the individual is an enrolled student or is employed by the institution at the time of purchase. Microsoft warrants its AE Product to QEUs solely as set forth in the written limited warranties contained in the customer agreements applicable to such QEUs.

4. Affiliates, Successors and Assigns. To extend this appointment to any of your Affiliates, simply include them in your Organization Profile either now or anytime during the Term. Microsoft reserves the right to reject the appointment of an Affiliate at any time. You shall be fully responsible for ensuring such Affiliates' compliance with all applicable terms and conditions of this Agreement, such that 'You' in this Agreement shall be read to include the Affiliates. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that You shall not assign your rights or obligations under this Agreement by contract, merger, operation of law or otherwise, without Microsoft's prior written consent.

5. Exam. You shall on an annual basis have one of your employees take and pass Microsoft's online academic license exam which is designed to help ensure your organization possesses up-to-date knowledge of academic licensing. The exam may be taken by any employee on behalf of your organization.

6. Marketing. If You market AE Product, You shall do so only in catalogues or direct mail to QEUs (and/or their parents or legal guardians if the QEU is a minor) or in

publications dedicated to QEUs-only (and/or their parents or legal guardians if the QEU is a minor). You shall not market AE Product or otherwise promote and advertise AE Product availability to the general public. However, You may market AE Product via the world wide web, in which case You shall do so in accordance with Microsoft's AER Internet Promotion Usage Guidelines, which may be found at http://members.microsoft.com/aerprogram or such other location as Microsoft may designate. In addition, You shall not display AE Product in a retail setting unless your primary line of business is education sales.

7. Logo. Microsoft hereby grants to You a non-exclusive, non-transferable, personal license to use only during the Term the AER Logo, according to the branding specifications defined with the AER Logo which are incorporated herein by reference, and solely in connection with your sale of Microsoft-authorized AE Product. All rights not expressly granted herein are reserved by Microsoft. You acknowledge Microsoft's sole ownership of the Logo, and all associated goodwill. You agree to correct and remedy fully any deficiencies in its use of the Logo, or the quality of the resale services offered in connection with the Logo within a reasonable time upon receipt of notice from Microsoft. Microsoft reserves the right in Microsoft's sole discretion to terminate or modify this consent for use of the Logo at any time. You shall not assign, transfer or sublicense its rights under this Section in any manner without the prior written consent of Microsoft.

8. Compliance Verification. During the Term and for two (2) years after its termination or expiration, You must keep all usual and proper books and records relating to your performance of this Agreement, including but not limited to, distribution of all AE Product.

During the same period, Microsoft's audit team, which may include third-party auditors to assist, may conduct audits, at Microsoft's cost, of such books and records reasonable to verify your compliance with this Agreement. Any audit will be conducted with reasonable notice during your normal business hours and in a manner that does not interfere unreasonably with your normal business activities. AER audit information will remain confidential within Microsoft and its audit team except to the extent required by Microsoft to seek remedy in law or equity or as required by law.

In the event such audit discloses your distribution of AE Product(s) to any non-QEU(s), or if any breach of your obligations hereunder otherwise results in such distribution, Microsoft may require that You reimburse Microsoft for the difference between the estimated retail prices for all AE Products so distributed and the estimated retail price for non-AE Product versions of the same product or license titles, without prejudice to any of Microsoft's other legal or equitable rights or remedies, including but not limited to the right to terminate this Agreement. Such amounts shall be paid promptly upon receipt of an invoice from Microsoft.

9. Limitation of Liability. NEITHER PARTY NOR ANY OF THEIR AFFILIATES OR SUPPLIERS WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT

LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION AND THE LIKE) ARISING OUT OF THIS AGREEMENT UNLESS OTHERWISE REQUIRED BY LAW.

10. Venue. Both parties agree that only the federal courts shall have jurisdiction over disputes under this Agreement and the resolution.

11. Amendment and Waiver. No amendment or waiver of or to this Agreement shall have effect unless it is in writing and signed by both parties.

12. Notice. The parties shall communicate to each other via mail, express mail or email (other than for service of process) via the points of contact information found at your Organization Profile.

13. Termination and Expiration. The execution of this Agreement terminates any prior AER Agreement. Either party may terminate this Agreement at any time, without cause, on the delivery of thirty (30) calendar days' prior written notice. Neither party will be responsible to the other for any costs or damages resulting from the termination of this Agreement. Without prejudice to any of Microsoft's other legal or equitable rights or remedies, Microsoft will have the right to terminate this Agreement immediately upon written notice if You materially breach this Agreement or if You fail to remedy within 30 calendar days any breach Microsoft calls upon You to remedy. Microsoft shall have the right to terminate this Agreement immediately if You make any assignment for the benefit of creditors, file a petition in bankruptcy, or are adjudged bankrupt or become insolvent, or are placed in the hands of a receiver, or the equivalent of any of these proceedings or acts. Items 8 through 13 will survive any termination or expiration.

Schedule A: AER Logo ("Logo") and Branding Specifications

Microsoft
Authorized Education Reseller
2007

1. You must have a valid Authorized Education Reseller Agreement in place with Microsoft before using the Logo.
2. The Logo shall be used solely on marketing material and signage (including, for clarification purposes here, directories and ad spaces) related to Your sale of Microsoft's Authorized AE Product, and shall not be used in any other manner.
3. Your name, logo, or trademark must appear on any materials where the Logo is used, and must be larger and more prominent than the Logo.
4. The Logo shall not be used in any manner that expresses or might imply Microsoft's affiliation, sponsorship, endorsement, certification, or approval, other than as contemplated by this Agreement.
5. You shall not use the Logo in association with any third party trademarks in a manner that might suggest co-branding or otherwise create potential confusion as to ownership of the Logo.
6. The Logo shall not be included in any non-Microsoft trade name, business name, domain name,

product or service name, logo, trade dress, design, slogan, or other trademark

7. The Logo shall include the appropriate ® symbol as shown in this Exhibit.

8. The Logo shall be attributed to Us in all materials where it is used, with the attribution clause: *"Microsoft is a registered trademark of Microsoft Corporation in the United States and other countries."*

Logo Use

The Logo is made up of three elements; Microsoft's corporate logo, the Authorized Education Reseller name and year, and a rule between them. Do not alter any of these elements. The Logo shall only be used as provided by Microsoft. Except for size, the Logo shall not be altered in any manner, including proportions, colors, elements, *etc.*, or animated, morphed, or otherwise distorted in perspective or dimensional appearance.

Clear Space

The Logo shall not be combined with any other object, including, but not limited to, other logos, words, graphics, photos, slogans, numbers, design features, or symbols. To ensure optimal presentation in a layout, it is necessary to maintain a minimum clear area around the logo. The clearance area should be kept free of all other logos, graphic elements and text. The minimum clearance around the logo is defined by the cap-height of the "M" in the Microsoft logo within the lock-up.

Color Usage

The lock-up can be produced in black (as shown above), white, or black Microsoft logo with blue logo (see samples below). The preferred color choice for backgrounds used with the Authorized Education Reseller with year identity is blue.

Color- Microsoft Blue
Pantone- PMS 279
Process- C:70% M:30%
RGB- R51+G102+B204
HEX- 3366CC

Microsoft
Authorized Education Reseller
2007

Microsoft
Authorized Education Reseller
2007

Minimum Size

A minimum size standard has been established to preserve the clarity and integrity of the logo at small sizes. The logo lock-up should never measure less than 1.75 inches wide in printed applications.

Organization 'You'	Campus Tech, Inc.

Street Address 1	803 Sycolin Road, Suite 204
Street Address 2	
City	Leesburg State VA Zip 20175
Phone	703-777-9110
Email Address	bill.miltenberger@campustech.com

Please verify that all of the above information is correct. If the information is not correct please contact msaerp@microsoft.com.
I hereby accept the above terms on behalf of my organization.

Bill Miltenberger

To sign this Agreement on behalf of your organization, type your name below as it appears above and click 'accept. By signing, you evidence your organization's intent to be legally bound by all the terms. All terms are important so make sure you have read them. If you do not wish to accept the above terms, click on 'Cancel'. If you wish to print out a copy for your review, click on 'Print View' and then right-click on the pop-up document and select 'Print'.